DEFERRED COMPENSATION AGREEMENT
(For Non US Employees)

This Agreement is made effective as of the ___ day of November, 2008, by and between Century Casinos, Inc., a Delaware corporation, or any of its subsidiaries (the “Company”), and ________________________________________________________ (the “Participant”).

RECITALS

A.	Participant provides services to the Company as ___________________________.

B.
Participant agrees to defer a portion of the Participant’s compensation from the Company in return for the immediate grant of stock options from the Company and a lump sum payment by the Company of such deferred compensation to the Participant at a later date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Deferred Compensation.  Participant agrees to defer $_____________ of Participant’s compensation from the Company for each month beginning with November, 2008 through April, 2009, for a total deferral of $__________.

2.           Stock Options and Payment of Deferred Compensation.

A.
As of the date hereof, Company shall grant Participant options to purchase _________ shares of the Company’s common stock (the “Options”) pursuant to the Company’s 2005 Equity Incentive Plan. The exercise price of the Options shall be the closing price of the common stock on the NASDAQ Stock Market on the date hereof.  All Options shall vest on the last day of the last month for which Participant deferred his/her compensation. The other terms of the Options shall be as set forth in the applicable stock option award agreement.

B.
On or before June 30, 2009, the Company shall pay Participant any and all amounts of compensation actually deferred by Participant during calendar year 2008 pursuant to Section 1 above, plus interest calculated at the rate of 7% (seven percent) per annum (the “Deferred Compensation Benefit”).

3.           Change in Control, Termination and Death.

A.
Notwithstanding any provision of this Agreement to the contrary, if a Change in Control of the Company occurs, the full amount of the Deferred Compensation Benefit will be paid to the Participant in a lump sum not later than ten business days following the date on which the Change in Control occurs.  For the purpose of this Agreement, “Change in Control” shall be defined as in the compensation (or employment) agreement between the Company and Participant. If there is no such definition in the compensation (or employment) agreement between the Company and Participant, "Change of Control" shall be defined in accordance with §409A of the Code and the other regulations and guidance issued in connection with §409A.

B.
If Participant is not employed by (or providing services to) the Company through the entire deferral period set forth under Section 1, only such portion of the Deferred Compensation Benefit actually deferred through the Participant’s termination date will be paid by the Company pursuant to Section 2. In such case, the amount of Options shall be pro-rated.

C.
If Participant should die prior to the payment of the Deferred Compensation Benefit under Section 2, only such portion of the Deferred Compensation Benefit actually deferred through the Participant’s date of death will be paid to the Participant’s estate.

4.           Binding Effect.  This Agreement shall be binding upon and inure of the benefit of the parties hereto, their successors and assigns, including Participant’s heirs, executors, administrators, and legal representatives.

5.           State Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

6.           Amendment.  This Agreement may be amended or revoked at any time by mutual written agreement of the Company and Participant.

7.           Non-assignability.  Neither Participant nor any beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, pledge, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any such benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by Participant or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise, other than provided for in the Company’s 2005 Equity Incentive Plan.

8.           Participation in Retirement Plans.  Nothing in this Agreement shall affect any right which Participant may otherwise have to participate in or under any retirement plan or other agreement which the Company may now or hereafter have.  Nor shall this Agreement replace any contract of employment, whether oral or written, between the Company and Participant, but shall be considered a supplement thereto.

9.           Future Employment.  Nothing contained herein shall be construed as conferring upon Participant the right to continue in the employ of the Company as an executive or in any other capacity.

10.           Unfunded Agreement.  The rights of Participant, or Participant’s beneficiary or estate, to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.  Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of Participant, his beneficiary or his estate, or to be security for the performance of the obligations of the Company, but shall be and remain a general, unpledged, and unrestricted asset of the Company.  The Company’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Company to pay money in the future.  Participant and his beneficiary shall be unsecured general creditors with respect to any rights hereunder.

11.           Taxes.  The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

12.           Administration and Interpretation.  The Compensation Committee of the Company shall administer the terms of this Agreement.  The Compensation Committee shall have final authority as to the interpretation and administration of this Agreement in a manner that complies with all applicable regulations.  All interpretations and decisions by the Compensation Committee shall be final and binding upon Participant and any beneficiary.

13.           Severability.  The invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and such remainder shall continue in full force and effect.

14.           Integration.  This Agreement contains the entire agreement between the parties pertaining to the subject matter addressed in this Agreement and supersedes all other agreements between the parties with respect to any deferred compensation arrangements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Century Casinos, Inc.

By:  ______________________________
Name:
Title

Participant

__________________________________
Name: